EXHIBIT 11

Alan T. Schiffman, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

To the Members of

Own Our Own Fund I, LLC

Santa Monica, California

The consolidated balance sheet of Own Our Own Fund I, LLC as of December 31, 2019, and the related statement of income for the period from November 4, 2019 (inception) to December 31, 2019, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The financial statements of Own Our Own Fund I, LLC as of December 31, 2019 and for the period from November 4, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated January 18, 2020, on our audit of the financial statements of Own Our Own Fund I, LLC.